Exhibit 99.1

FOR FURTHER INFORMATION:

AT FIRST MERCURY FINANCIAL:
Edward A. LaFramboise
Vice President — Finance
(248) 358-4010
elaframboise@firstmercury.com

FOR IMMEDIATE RELEASE
TUESDAY, OCTOBER 14, 2008

FIRST MERCURY FINANCIAL CORPORATION ANNOUNCES ESTIMATED
IMPACT OF STORM AND INVESTMENT LOSSES

To Release Third Quarter 2008 Financial Results on October 29, 2008

SOUTHFIELD, MI – October 14, 2008 – First Mercury Financial Corporation (NYSE: FMR) (“First Mercury” or the “Company”) today announced that its initial estimate of net losses attributable to Hurricane Ike is approximately $3.0 million on a pre-tax basis. This estimate excludes catastrophe reinsurance reinstatement premiums, which are not expected to be material. The Company’s estimate of storm losses is based on claims received to date and detailed policy level reviews. The Company’s estimate is preliminary and dependent on broad assumptions about coverage, liability, and reinsurance. Accordingly, the Company’s actual ultimate net loss from Hurricane Ike may differ materially from this preliminary estimate.

For the quarter ended September 30, 2008, the Company also announced estimated realized investment losses of $9.9 million on a pre-tax basis, of which approximately $5.7 million related to mark to market adjustments on the Company’s convertible securities portfolio and high yield convertible fund. Approximately $3.5 million of the estimated realized investment losses related to write downs for other-than-temporary declines in fair value of various fixed maturity investments in Lehman Brothers, Washington Mutual, AIG, and National City, and a preferred equity holding of Freddie Mac. The remaining $0.7 million of the estimated realized investment losses related primarily to sales of various investments, including a $0.6 million realized loss on the sale of a Washington Mutual convertible preferred security. The Company had no preferred equity holdings issued by Fannie Mae.

Net unrealized investment losses, net of taxes, at September 30, 2008 are estimated to have increased to $6.5 million from $1.2 million at June 30, 2008.

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For the third quarter of 2008, the Company’s realized investment losses and pre-tax increase in net unrealized investment losses are estimated to total $18.0 million, which represents less than 3.5 percent of the Company’s $524.3 million of invested assets at June 30, 2008. The $18.0 million of estimated realized and unrealized losses is largely due to the widening of credit spreads in our high quality bond portfolio coupled with declining equity markets and widening of credit spreads within our convertible securities investments.

As previously disclosed, the Company did not and does not invest in CDOs, CLOs, or complex credit structures and does not employ leverage, and as such, has no investment transactions that require the posting of collateral. In addition, the Company does not participate in any securities lending practices.

The complete financial results for the third quarter have not been finalized and the information provided today on storm and investment losses is preliminary. Actual results may differ from these estimates.

Third Quarter Earnings Release and Conference Call

More information about the quarterly and year to date results will be provided during the Company’s regularly scheduled quarterly conference call, and in the Company’s quarterly and year to date financial results, which will be released on Wednesday, October 29, 2008, after the market closes.

The Company will host a conference call on Thursday, October 30, 2008, at 11:00 a.m. Eastern Time to discuss third quarter results. The call may be accessed live by dialing 800-545-9704 or by visiting the Company’s website at www.firstmercury.com.

Investors may access a replay by dialing 888-203-1112, passcode 3350924, which will be available through November 6, 2008. The webcast replay will also be archived in the “Investor Relations” section of the Company’s website.

About First Mercury Financial Corporation

First Mercury Financial Corporation markets and underwrites specialty commercial insurance products, focusing on niche and underserved segments where the Company has underwriting expertise and other competitive advantages.  During the Company’s 35 years of underwriting risks, First Mercury has established CoverX® as a recognized brand among insurance agents and brokers. As primarily an excess and surplus (E&S) lines underwriter, First Mercury has developed the underwriting expertise and cost-efficient infrastructure which has enabled it to effectively underwrite such risks.

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Safe Harbor Statement

This release contains forward-looking statements that relate to future periods and includes statements regarding our anticipated performance. Generally, the words “anticipates,” “believes,” “expects,” “intends,” “estimates,” “projects,” “plans” and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: recent and future events and circumstances impacting financial, stock, and capital markets, and the responses to such events by governments and the financial communities; the impact of catastrophic events and the occurrence of significant severe weather conditions on our operating results; our ability to maintain or the lowering or loss of one of our financial or claims-paying ratings; our actual incurred losses exceeding our loss and loss adjustment expense reserves; the failure of reinsurers to meet their obligations; our inability to obtain reinsurance coverage at reasonable prices; the failure of any loss limitations or exclusions or changes in claims or coverage; our lack of long-term operating history in certain specialty classes of insurance; our ability to acquire and retain additional underwriting expertise and capacity; the concentration of our insurance business in relatively few specialty classes; the increasingly competitive property and casualty marketplace; fluctuations and uncertainty within the excess and surplus lines insurance industry; the extensive regulations to which our business is subject and our failure to comply with these regulations; our ability to maintain our risk-based capital at levels required by regulatory authorities; our inability to realize our investment objectives; an economic downturn or other economic conditions adversely affecting our financial position; and the risks identified in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ.

For more information on the Company, please visit the Company’s website at

www.firstmercury.com

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